                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Vaughn Communications, Inc.
- - - - --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- - - - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                   VAUGHN COMMUNICATIONS, INC.


       --------------------------------------------------


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD JUNE 20, 1995

To the Shareholders of
Vaughn Communications, Inc.:

     The 1995 Annual Meeting of Shareholders of Vaughn Communications, Inc. (the "Company") will be held at The Marquette Hotel, Seventh and Marquette, Minneapolis, Minnesota 55402, on Tuesday, June 20, 1995, at 4:00 p.m., for the following purposes:

     (1)  To elect four directors as described in the accompanying Proxy
          Statement.

     (2) To consider and act upon a Proposal to approve the Company's 1995 Stock Option Plan.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on May 2, 1995 will be entitled to vote at the meeting or any adjournments. You are cordially invited to attend the meeting.

     Please sign, date and return the enclosed form of proxy whether or not you plan to come to the meeting. Your cooperation in promptly signing and returning your proxy will be helpful and appreciated and will help avoid further solicitation expense.

                                   By Order of the Board of Directors



                                   M. Charles Reinhart
                                   Secretary


Minneapolis, Minnesota
May 19, 1995

                                 PROXY STATEMENT

                                TABLE OF CONTENTS


                                                                      PAGE
                                                                      ----

Introduction. . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . 1

Voting Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Election of Directors . . . . . . . . . . . . . . . . . . . . . . 2
       Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Voting Securities and Principal Holders Thereof. . . . . . . . . . . . . 3

Compliance with Section 16(a) of the Securities Exchange Act . . . . . . 4

PROPOSAL 1 ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . . . . . 4

Certain Information Regarding the Board of Directors and the Committees
Thereof . . . . . . . . . . . . . . .  . . . . . . . . . . . . . . . . . 7

Compensation of Directors. . . . . . . . . . . . . . . . . . . . . . . . 8

Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Executive Compensation  . . . . . . . . . . . . . . . . . . . . . . . . 10
       Compensation Committee Report on Executive Compensation. . . . . 10
       Comparative Stock Performance. . . . . . . . . . . . . . . . . . 13
       Summary Compensation Table . . . . . . . . . . . . . . . . . . . 16
       Option Grants and Exercises. . . . . . . . . . . . . . . . . . . 17

PROPOSAL 2 TO APPROVE THE 1995 STOCK OPTION PLAN  . . . . . . . . . . . 19

Transactions with Management. . . . . . . . . . . . . . . . . . . . . . 23
       E.D. Willette Stock Put Redemption Agreement, Including
       Change of Control Provision. . . . . . . . . . . . . . . . . . . 23
       Acquisition of Centercom from Jeffrey Johnson and Robert Harmon and Related Transactions . . . . . . . . . . . . . . . . . . . . 24

Selection of Independent Auditors . . . . . . . . . . . . . . . . . . . 25

Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . . . . . 25

                                       (i)

                           VAUGHN COMMUNICATIONS, INC.
                              5050 WEST 78TH STREET
                           MINNEAPOLIS, MINNESOTA 55435

                ------------------------------------------------

                                 PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 20, 1995

                ------------------------------------------------

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Vaughn Communications, Inc. (the "Company") of proxies in the accompanying form from holders of shares of Common Stock to be voted at the Annual Meeting of Shareholders to be held at the Marquette Hotel, Seventh and Marquette, Minneapolis, Minnesota 55402, on June 20, 1995, commencing at 4:00 p.m., and at any adjournment thereof.

      As of the close of business on May 2, 1995, the record date for the meeting, the Company had outstanding 3,096,441 shares of its $.10 par value Common Stock entitled to vote at the meeting. The presence of 1,548,221, in person or by proxy, will constitute a quorum for the transaction of business.
 Each share is entitled to one non-cumulative vote for each director to be elected and on any additional proposals and matters of business to be brought before the meeting

      A shareholder may revoke a proxy at any time before it is exercised by filing with the Secretary of the Company a revoking statement, by executing a proxy bearing a later date or by voting in person at the meeting. When a proxy in the accompanying form is returned properly signed, the shares represented will be voted in accordance with the shareholder's instructions. If no instructions are indicated on the proxy, the shares will be voted in favor of the proposals to be considered at the meeting.

      Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited by mail, and, in addition, directors, officers and regular employees of the Company (who will not receive any additional compensation) may solicit proxies personally, by telephone or by special correspondence. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of the Company's Common Stock.

      This Proxy Statement will be mailed to each shareholder on or about May 19, 1995, together with the Company's Annual Report to Shareholders, including the audited financial statements of the Company for the year ended January 31, 1995, reported on by Ernst & Young LLP, independent certified public accountants.

                                VOTING PROCEDURES

ELECTION OF DIRECTORS

      Under the Minnesota Business Corporation Act, directors are elected by a plurality of the votes cast by the shares present in person or represented by proxy at the meeting of shareholders. Consequently, only the shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withholds authority to vote for such nominee (including broker non-votes) will not be counted toward such nominee's achievement of a plurality.

OTHER MATTERS

      The affirmative vote of the majority of shares present in person or represented by proxy at this or any Annual Meeting of Shareholders in favor of any proposal is required under the Minnesota Business Corporation Act and the Company's Restated Articles of Incorporation ( the "Articles") for approval of the proposal as the act of the shareholders, other than a proposal for the election of directors (as described above) or for approval of certain matters relating to a change of control of the Company for which an affirmative 80% majority vote of all issued and outstanding shares may be required. [It is not expected that any proposal relating to a change of control will be presented to the shareholders at this Annual Meeting.] Shares abstaining from voting on a particular proposal are considered present at the meeting for purposes of determining a quorum, but are treated as having voted against the proposal at the meeting. Shares for which a broker non-vote is recorded are not considered present at the meeting for the particular proposal as to which the broker withheld authority. Consequently, broker non-votes are not counted for quorum or for voting purposes with respect to each such proposal, but they do have the effect of reducing the number of affirmative votes required to achieve a majority for such matters by reducing the total number of shares from which the majority vote is calculated.

                   VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

      As of May 2, 1995, the only person to the knowledge of the Board of Directors who owned beneficially 5% or more of the Company's outstanding shares of Common Stock, its only class of voting security, the Common Stock beneficially owned by the named officers of the Company set forth in the Summary Compensation Table and by the Company's officers and directors as a group were:

NAME AND ADDRESS            NUMBER OF SHARES
OF BENEFICIAL OWNER         AND NATURE OF                  PERCENT
OR IDENTITY OF GROUP        BENEFICIAL OWNERSHIP(1)        OF CLASS(2)
- - - - --------------------        -----------------------        -----------
E. David Willette                894,255(3)                  26.5%
5050 West 78th Street
Minneapolis, MN  55435

Donald J. Drapeau                 55,710(4)                   1.8%
5050 West 78th Street
Minneapolis, MN  55435

Dwight A. Porter                 159,800(5)                   5.2%
and Christina A. Porter
42 Kenwood Parkway
St. Paul, MN  55105

All Officers and               1,637,026(6)                  45.6%
Directors as a Group
(12 persons)

- - - - --------------------------------
(1) Each person or group has sole voting and investment power with respect to all shares beneficially owned by such person or group.

(2) The percentage of beneficial ownership assumes full exercise of the outstanding options reported for only the respective individual or group.

(3) Includes options to purchase 283,910 shares of Common Stock, none of which may be voted at the meeting

(4) Includes options to purchase 34,500 shares of Common Stock, none of which may be voted at the meeting.

(5) Information was derived from the shareholders' Schedule 13D as of September 7, 1994 and information as to shares subsequently acquired provided by the shareholders.

(6) Includes 493,210 shares, none of which may be voted at the meeting, which the officers and directors have the right to acquire upon exercise of presently outstanding stock options. Of the number of shares beneficially owned by the group, 1,143,816 were outstanding on the record date and are entitled to vote at the meeting (approximately 36.9% of all shares entitled to vote.)

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who beneficially own more than 10% of its outstanding Common Stock, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

      To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with in a timely manner, except that director Michael R. Sill did not file a Statement of Changes in Beneficial Ownership of Securities on Form 4 to report his market purchase of 5,000 shares of the Company's Common Stock on December 7, 1994. Mr. Sill subsequently reported this previously unreported transaction in his Annual Statement of Changes in Beneficial Ownership on Form 5. Mr. Sill's Form 5 should have been filed with the SEC on or before March 17, 1995, but was not filed until April 19, 1995. Mr. Sill's Form 5 also reported his acquisition on September 27, 1994 of an option granted by the Company to purchase 10,000 shares of the Company's Common Stock. Mr. Sill did not buy or sell any shares of the Company's Common Stock during the period from the original due date of the Form 4 to the actual filing date of the Form 5.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      The Company's Articles (as amended at the 1993 Annual Meeting of Shareholders) provides for a Board of Directors (sometimes referred to herein as the "Board") of not fewer than three nor more than fifteen members. The Board has set the number of directors at nine. The Articles also classify the Board into three classes, as nearly equal in number as possible, with each director, except as provided in the following paragraph with regard to vacancies, serving a three-year term and with the terms of each class staggered so that, except as provided in the following paragraph with regard to vacancies, only one class is elected at each year's Annual Meeting of Shareholders.

      Vacancies that occur during a term and vacancies that result from any newly created directorships may be filled solely by an affirmative two-thirds majority vote of the continuing directors. In either case, any director appointed to fill such a vacancy is required to stand for election at the next meeting of shareholders. If re-elected, such director's term would end with the term of his or her respective class of directors.

      At this year's Annual Meeting of Shareholders, a single member of one class (reelection of one of two newly created directorships filled by the Board on April 4, 1995) and three members of the regular class to be elected at the Annual Meeting (including reelection of the second newly created directorship) are to be elected to the Board to hold office until their successors are elected at the Annual Meeting in 1996 (the single member to be elected) and the Annual Meeting in 1998 (the regular class of directors to be elected). The proxies named on the enclosed proxy intend to vote for the election of nominees Robert Harmon as the single member to be elected for the term expiring at the 1996 Annual Meeting and Laurence F. LeJeune, Harold G. Wahlquist and Jeffrey Johnson as the directors to be elected for the term expiring at the 1998 Annual Meeting. Messrs. Harmon and Johnson are the members who were elected by the Board to fill the two new directorships created on April 4, 1995. Each must stand for reelection at this year's Annual Meeting. Messrs. LeJeune and Wahlquist are the members of the regular class of directors elected by the shareholders, the term of which will expire at this year's Annual Meeting.

      The two additional directorships newly created by the Board on April 4, 1995, were established in accordance with the Stock Purchase Agreement dated April 4, 1995, between the Company and Jeffrey Johnson and Robert Harmon (the "Centercom Purchase Agreement"), pursuant to which the Company acquired the capital stock and videotape duplication businesses of Centercom, Inc. and Centercom South, Inc. (referred to herein collectively as "Centercom"). (See "Transactions With Management" below). The Centercom Purchase Agreement entitles Messrs. Johnson and Harmon to be nominated by the Company's Board of Directors and serve as directors of the Company and members of the Audit Committee of the Board, until the latter of April 4, 1999, or the date on which they collectively cease to beneficially own at least 1% of the Company's then outstanding Common Stock. In accordance with the Centercom Purchase Agreement, E. David Willette, the Company's President and Chief Executive Officer, has agreed to vote the Company's outstanding Common Stock which he beneficially owns for the election of Messrs. Johnson and Harmon as directors of the Company. (See Mr. Willette's current ownership in the nominees table below.)

      Proxies cannot be voted for a greater number of directors than the four directors to be elected at this year's Annual Meeting. Each nominee named above has indicated a willingness to serve; however, in the event any of the nominees should become unable to serve as a director, the proxy will be voted in accordance with the best judgment of the persons acting under the proxy.

      Five other current directors have terms that do not expire at this year's Annual Meeting of Shareholders. Each will continue to serve his full term. Information concerning the persons nominated for election as directors, as well as those continuing in office, is set forth in the following table


                                                                   COMMON STOCK BENEFICIALLY OWNED
                                                                            MAY 2, 1995
                                                                   -------------------------------

                                                                          NUMBER OF
                                                                          SHARES AND
                                                           SERVED AS      NATURE OF
                                                           DIRECTOR       BENEFICIAL            PERCENT OF
NAME AND AGE(1)       PRINCIPAL OCCUPATION(2)              SINCE          OWNERSHIP(3)(4)       CLASS(4)
- - - - ---------------       -----------------------              ---------      ---------------       ----------
Rodney P. Burwell       Chairman of the Board, Xerxes         1993            117,000              3.8%
56                      Corporation (Manufacturer of
                        fiberglass underground fuel
                        storage tanks) Minneapolis,
                        Minnesota(5)

Robert Harmon           Retired former President of           1995            100,000              3.2%
48                      Centercom (video tape duplicator)
                        Milwaukee, Wisconsin(6)


Roger F. Heegaard       Chairman, Homestyles Publishing       1973             29,000               .9%
68                      & Marketing (magazine publishing)
                        Minneapolis, Minnesota

Jeffrey Johnson         Retired former Vice President of      1995            100,000              3.2%
49                      Centercom (video tape duplicator),
                        Milwaukee, Wisconsin(6)

Laurence F. LeJeune     President, LeJeune Investment Co.     1983             60,600              1.9%
59                      (diversified investments)
                        Minneapolis, Minnesota

Michael R. Sill         Chairman, Chief Executive Officer     1990             32,000              1.0%
63                      of Road Machinery & Supplies Co.
                        (distribution of construction
                        equipment and services)
                        Minneapolis, Minnesota

William D. Smith        Vice President and Chief Operating    1983             13,019               .4%
44                      Officer, Pace, Inc. (environmental
                        testing) Minneapolis, Minnesota (7)

Harold G. Wahlquist     President and Chief Executive         1983             22,900               .7%
56                      Officer, First Community Bank Group,
                        Inc. (bank holding company)
                        Minneapolis, Minnesota

E. David Willette       Chairman of the Board, President      1971            894,255             26.5%
59                      and Chief Executive Officer and
                        Treasurer of the Company

- - - - -----------------------------------------------------------------------------
- - - - ------------------------------------------------------------------------------

(1) Messrs. Harmon, Johnson, LeJeune and Wahlquist are the nominees for election as directors at this year's Annual Meeting of Shareholders, Mr. Harmon for a one-year term expiring at the 1996 Annual Meeting and Messrs. Johnson, LeJeune and Wahlquist for a three-year term expiring at the 1998 Annual Meeting. Directors Heegaard and Smith will continue in office for the term expiring at the 1996 Annual Meeting. Directors Burwell, Sill and Willette will continue in office for the term expiring at the 1997 Annual Meeting.

(2) Except as indicated in the following notes, each person has been engaged in his principal occupation for more than the past five years.


(3) Each person has sole voting and investment power with respect to all shares beneficially owned by him.

(4) Included in the number of shares are the following stock options with respect to each person: Mr. Burwell - 10,000 shares; Mr. Harmon -
      10,000 shares; Mr. Johnson - 10,000 shares; Mr. LeJeune - 22,000 shares; Mr. Sill - 20,000 shares; Mr. Smith - 3,500 shares;
      Mr. Wahlquist - 12,000 shares; and Mr. Willette - 283,910 shares.
      The percentage of beneficial ownership assumes full exercise of the outstanding options reported for only the respective individual.

(5) Mr. Burwell also owns hotel properties in Snowmass Village, Colorado and Madison, Wisconsin, and is a director of Children's Broadcasting
      Network.

(6) Messrs. Harmon and Johnson formed Centercom as a partnership in 1979 and incorporated the business in 1987. They held the positions with Centercom indicated above until the Company acquired Centercom from them on April 4, 1995, at which time they were elected directors of the Company.

(7) From 1988 to 1990, Mr. Smith was Vice President of Dealer Operations and Administration of Data Card Corporation, a credit card products company based in Minneapolis, Minnesota. He joined Pace, Inc. as Vice
      President, Finance and Administration in 1991 and assumed his present position with Pace, Inc. in 1993.



                     CERTAIN INFORMATION REGARDING THE BOARD
                     OF DIRECTORS AND THE COMMITTEES THEREOF

      During the past fiscal year, all members of the Board of Directors attended all four of its meetings, except Messrs. LeJeune and Heegaard who attended three of the four meetings. The Compensation Committee met once with all members present. The Audit Committee, established in late 1994, did not hold any meetings during the past fiscal year. The Board of Directors does not have a separate Nominating Committee.

      The Compensation Committee, which is composed entirely of directors who are not officers or employees of the Company, determines the cash compensation of the Company's executive officers based upon recommendations submitted to it by the Chief Executive Officer. It also administers the Company's Performance Incentive Compensation Bonus Program and the stock option plans in which the Company's employees participate. The current members of the Compensation Committee are Roger F. Heegaard (Chair), Laurence
F. LeJeune and Harold G. Wahlquist.

      The Audit Committee, which is also composed entirely of directors who are not officers or employees of the Company, will be responsible for (i) recommendation to the Board of Directors of independent auditors for the Company; (ii) review of the timing, scope and results of the audit examination conducted by the independent auditors and related fees; (iii) review of the scope and adequacy of the Company's internal accounting controls; and (iv) review of periodic comments and recommendations by the independent auditors. The current members of the Audit Committee are William
D. Smith (Chair), Rodney P. Burwell, Robert Harmon, Jeffrey Johnson and Michael R. Sill. The Audit Committee held its initial meeting on April 18, 1995 with all members attending.

                            COMPENSATION OF DIRECTORS

      The eight non-employee members of the Company's Board of Directors (Messrs. Burwell, Harmon, Heegaard, Johnson, LeJeune, Sill, Smith and Wahlquist) are paid directors' fees of $500 per meeting attended, but not more than $500 per quarter.

      The non-employee directors are also entitled to receive option grants under the Company's 1990 Non-Employee Directors Stock Option Plan. The Plan provides for non-statutory options (NSOs) covering a total of 150,000 shares of the Company's Common Stock and is intended to provide the Company a means to attract and retain persons of ability as members of the Board and motivate them to advance the Company's interests.

      Each of the Company's non-employee directors is eligible to participate in the Plan and is automatically granted NSOs for a fixed number of shares on the date of such director's first election or appointment to the Board, and on the dates of completion of stated additional terms of service as director, as follows:



         NUMBER OF SHARES
         COVERED BY NSO                          DATE OF GRANT
         ----------------                        -------------
         10,000 shares           Date of first election or appointment as a
                                 director
         10,000 shares           Date of completion of four (4) years of
                                 service
          2,000 shares           Date of completion of nine (9) years of
                                 service
          2,000 shares           Date of completion of fourteen (14) years
                                 of service and each fifth (5th) year
                                 service completion anniversary date
                                 thereafter


      The exercise price for all NSOs granted under the Plan is the fair market value of the Company's Common Stock on their dates of grant. Each NSO is issued for a term of seven years and may be exercised at any time, except that it may not be exercised for six months after the date of grant.

      NSOs for an aggregate of 142,000 shares have been granted to the Company's eight current non-employee directors, none of which have been exercised, other than NSOs for 22,000 shares purchased by Mr. Heegaard in December, 1992; 1,000 shares purchased by Mr. Smith in April, 1993; 4,000 shares purchased by Mr. Heegaard in October, 1993; 8,500 shares purchased by Mr. Smith in June, 1994; 10,000 shares purchased by Mr. Wahlquist in February, 1995 and 8,019 purchased by Mr. Smith in April, 1995. The net value of the shares (market value less exercise price) realized from these exercises was $7,250 in the case of Mr. Heegaard, $97,875 in the case of Mr. Smith and $57,500 in the case of Mr. Wahlquist. Eight thousand shares are available for grant of additional NSOs under the Plan.

      The outstanding NSOs under the Plan include NSOs for 20,000 shares granted to Mr. LeJeune, 10,000 shares granted to Mr. Wahlquist and 1,500 shares granted to Mr. Smith on June 26, 1990, and 10,000 shares granted to Mr. Sill on September 27, 1990, each at a $.75 per share exercise price.
Each such NSO will expire, if not exercised, on June 25, 1997, except Mr. Sill's NSO, which will expire on September 26, 1997. Additional NSOs for 2,000 shares each were granted to Mr. LeJeune at an exercise price of $2.25 per share on June 21, 1992 (expiring June 20, 1999), Mr. Smith at an exercise price of $2.00 per share on December 14, 1992 (expiring December 13, 1999) and Mr. Wahlquist at an exercise price of $2.25 per share on June 21, 1992 (expiring June 20, 1999), for 10,000 shares each to Mr. Burwell at an exercise price of $3.50 per share on June 22, 1993 (expiring June 21, 2000), Mr. Sill at an exercise price of $6.25 per share on September 27, 1994 (expiring September 26, 2001) and Messrs. Harmon and Johnson at an exercise price of $6.50 on April 4, 1995 (expiring April 3, 2002).

                               EXECUTIVE OFFICERS

      Information regarding the executive officers of the Company, including their names, ages, positions with the Company, and a brief description of their business experience during the past five years, is presented below. Executive officers are elected annually by the Board of Directors.

      E. DAVID WILLETTE, 59, has been President and Chief Executive Officer and Treasurer of the Company since 1971, becoming Chairman of the Board in 1972.

      DONALD J. DRAPEAU, 41, Vice President and General Manager of Vaughn Duplication Services, joined the Company in 1986 as General Manager of Sales and Marketing for the rental and duplication departments of Vaughn Communications Group. In 1987 he was promoted to General Manager of the rental division and in 1988 to General Manager of the duplication division, becoming a Vice President in 1989.

      WILLIAM D. DORNBUSCH, 48, Vice President and General Manager of the Vaughn Products Division, joined the Company's former Bloom Brothers Company's subsidiary in 1976 and assumed his present position in 1984.

      M. CHARLES REINHART, 44, Controller and Secretary, is a certified public accountant. He joined the Company's accounting staff in 1982, becoming Controller in 1983 and Secretary in 1987.

                              EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION:

      The objectives of the Company's Compensation policies are to:

      * Attract and retain highly qualified and motivated executive officers, which is critical to both the Company's near-term and long-term success.

      * Reinforce strategic performance objectives through the use of incentive compensation programs.

      * Create a mutuality of interests between the Company's executive officers and shareholders through compensation structures that share the risks and rewards of strategic decision making.

      * Provide compensation that will continue to be deductible by the Company for federal income tax purposes.

      The Committee's approach to base compensation is to offer competitive salaries in comparison to market practices. The Committee annually examines market compensation levels as a form of reference for annual salary adjustments. Salary decisions are determined in a structural annual review with recommendations from the Company's Chief Executive Officer. For the fiscal year ending January 31, 1995 ("fiscal 1995"), average base salaries of the Company's executive officers named under "Executive Officers" above, other than the Chief Executive Officer, increased 4.6% compared to 3.8% for the prior fiscal year ("fiscal 1994").

      The Company's Performance Incentive Compensation Bonus Program is an annual incentive bonus plan established to reward executive officers for their respective contributions in accomplishing the Company's annual financial objectives. The financial measures (e.g., pre-tax income, return on assets and cash flow) and target bonuses are set in the beginning of the fiscal year. Adjustments may be made during the year should unforeseen events occur.

      The recommendations of the Company's Chief Executive Officer are the primary consideration reviewed by the Committee when setting the annual goals and target bonuses for the other executive officers. The Committee seeks to strike a balance between overall corporate performance and performance of the specific areas of the Company under a participant's direct control. Balance supports the accomplishment of overall objectives and rewards individual contributions.

      Individual annual bonus level targets are generally consistent with market practices for positions with comparable decision making responsibilities. Target performance levels are also based upon historic patterns of Company performance and strategic objectives.

      A performance measure qualification threshold for each financial measure ensures that bonuses are not paid for substandard accomplishments. Each financial measure also has a cap to limit the Company's potential executive compensation expense. The average Performance Incentive Compensation bonus paid in fiscal 1995 to the executive officers named under "Executive Officers" above, other than the Chief Executive Officer, was 16% of their base salaries compared to 15.8% in fiscal 1994.

      The base salary and Performance Incentive Compensation bonus goals for
E. David Willette, the Company's Chief Executive Officer, are also determined by the Committee in the manner described above. Mr. Willette's base salary increase was 1.9% for fiscal 1995, and 3.1% for fiscal 1994. The financial measures determining Mr. Willette's Performance Incentive Compensation include improvement in Company earnings and returns on assets and cash flow performance. In fiscal 1995, Mr. Willette earned a Performance Incentive Compensation bonus equal to 19.1% of his base salary compared to a bonus of 14.5% of his base salary in fiscal 1994. The greater percentage amount is the result of increases in return on assets and earnings which offset a decrease in cash flow.

      The Committee also seeks to match executive officer and shareholder interests in the Company's longer term performance by periodically granting executive officers NSOs and incentive stock options ("ISOs"). ISOs are entitled to favorable income tax treatment under the Internal Revenue Code. The Company has several stock option plans administered by the Committee under which these options are generally granted for terms of five or seven years. The exercise prices of the ISOs are not less than the fair market of the Company's Common Stock on the date of grant. NSOs may be granted at exercise prices of not less than 85% of the stock's fair market value on the date of grant. The options may be exercised only while, and for certain periods after, the executive officer is employed by the Company. (See Proposal 2 to Approve the Company's 1995 Stock Option Plan below.)

      The Committee administers the Company's 1990 Discounted Stock Option Plan, together with the Performance Incentive Compensation Program. Under the Discounted Stock Option Plan, seven-year NSOs are granted to the Company's executive officers during the first half of a fiscal year at an "Original Option Price" equal to the fair market value of the Company's Common Stock on the date of grant. Upon the grant of an officer's first option under the Plan, the officer elects what percentage from 10% to 100% of the officer's annual Performance Incentive Compensation bonuses, if and to the extent later awarded, shall be applied on a cumulative basis to reduce the Original Option Prices of the options which may be granted to the officer under the Plan. The elected percentage may be changed only in the sole discretion of the Committee prior to the start of the fiscal year for which it is first to be effective.

      At the end of each fiscal year, the Committee determines the aggregate portion of the corresponding target bonus awarded. Each NSO is subject to discount for each of three fiscal years after grant. The "Final Discount Option Price", determined on a cumulative basis with respect to such third fiscal year, becomes the exercise price of the NSO for the five year balance of the seven year option term.

      All options granted under the Company's plans are exercisable in whole or in part throughout their respective terms, commencing six months following the date of first vesting, except as described in the following paragraph, and except for ISOs and NSOs granted under the 1990 Company Wide Stock Option Plan (which does not cover the Company's officers) and under the Company's 1995 Stock Option Plan (described in Proposal 2 below) all of which vest on a five-year cumulative year-to-year basis as to one-fifth of the shares covered thereby commencing on the date of grant. The Committee from time to time may also establish individual vesting performance goals for options though none have been separately established during the last three fiscal years.

      NSOs granted under the Discounted Stock Option Plan also vest for exercise purposes, on a year-to-year cumulative basis, as to one-third of the number of shares covered by the NSO. The vesting and discount pricing provisions of this Plan operate to permit the grant of an NSO to an officer only once in a period of three fiscal years and will generally induce the officer to defer exercise until after such third fiscal year. Application by the executive officers named in the Summary Compensation table below of their respective annual Performance Incentive Compensation bonuses awarded for the last three fiscal years to reduce the exercise prices of their respective NSOs under the 1990 Discount Stock Option Plan is shown below in footnote (1) to the table.

      To further induce exercise and acquisition of the Company's Common Stock by its executive officers, in 1992 the Committee adopted a so-called "reload policy" with respect to option grants. Under this policy, ISOs and NSOs which an officer may elect to exercise by paying the exercise price with previously owned Company stock will qualify the officer for a new grant equal to the number of payment shares surrendered on exercise. The exercise price of the reload option is established at or with respect to the fair market value of the Company's stock at the time of the reload grant.

      Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to the named executive officers in the Summary Compensation Table below to $1 million, unless certain requirements are met. The Compensation Committee has determined that it is not presently necessary to modify any of the Company's current compensation programs or incentive plans, because compensation paid to the named executive officers thereunder would either be exempted under transition rules or be less than the $1 million limit and, therefore, deductible for federal income tax purposes. The Compensation Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

                                        Members of the Compensation Committee:

                                                 Roger F. Heegaard, Chairman
                                                 Laurence F. LeJeune
                                                 Harold G. Wahlquist


COMPARATIVE STOCK PERFORMANCE

      The Performance Graph set forth below compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on the Center for Research in Security Prices (CRSP) Index for NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Non-Financial Stocks published by The University of Chicago Graduate School of Business. The cumulative total shareholder return computations set forth in the Performance Graph assume the investment of $100 in the Company's Common Stock, the CRSP Index for NASDAQ Stock Market (U.S. Companies) and the CRSP Index for NASDAQ Non-Financial Stocks on January 31, 1990, and reinvestment of all dividends. No dividends were paid on the Company's Common Stock during the comparison period.



                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                    Comparison of Five-Year Cumulative Total Returns
                                Performance Report for
                              Vaughn Communications, Inc.

Prepared by the Center for Research in Security Prices
Produced on 03/08/95 including data to 01/31/95

Company Index:  CUSIP     Ticker   Class    Sic     Exchange

                92238310  VGHN              5060    NASDAQ
                92238320  VGHNU             3660    NASDAQ

                Fiscal Year-end is 01/31/95

Market Index:   Nasdaq Stock Market (US Companies)

Peer Index:     Nasdaq Non-Financial Stocks
                SIC 0100-5999, 7000-9999 US & Foreign


  Date       Company Index       Market Index       Peer Index

  01/31/90      100.000             100.000           100.000
  02/28/90      144.444             102.755           102.835
  03/30/90      144.444             105.726           106.920
  04/30/90      144.444             102.261           103.816
  05/31/90      155.556             111.898           116.074
  06/29/90      166.667             112.724           117.626
  07/31/90      166.667             107.065           111.818
  08/31/90      138.889              93.559            96.626
  09/28/90      155.556              84.695            87.974
  10/31/90      122.222              81.365            84.609
  11/30/90      122.222              89.116            92.138
  12/31/90      111.111              92.963            96.201
  01/31/91      111.111             103.252           107.945
  02/28/91      122.222             113.187           118.003
  03/28/91      177.778             120.745           126.373
  04/30/91      211.111             121.527           125.810
  05/31/91      333.333             127.091           131.931
  06/28/91      333.333             119.362           122.766
  07/31/91      344.444             126.414           130.101
  08/30/91      466.667             132.686           136.344
  09/30/91      400.000             133.171           137.830
  10/31/91      422.222             137.588           142.622
  11/29/91      422.222             132.979           137.365
  12/31/91      400.000             149.188           154.880
  01/31/92      466.667             157.949           164.399
  02/28/92      477.778             161.531           167.268
  03/31/92      544.444             153.917           157.325
  04/30/92      466.667             147.329           147.670
  05/29/92      455.556             149.257           148.613
  06/30/92      400.000             143.338           141.169
  07/31/92      400.000             148.407           145.580
  08/31/92      366.667             143.863           140.535
  09/30/92      300.000             149.198           145.655
  10/30/92      344.444             155.082           151.588
  11/30/92      355.556             167.415           164.287
  12/31/92      400.000             173.603           169.289
  01/29/93      366.667             178.548           173.838
  02/26/93      333.333             171.861           165.140
  03/31/93      533.333             176.861           169.605
  04/30/93      555.556             169.308           162.603
  05/28/93      644.445             179.391           175.759
  06/30/93      600.000             180.232           175.943
  07/30/93      611.111             180.468           174.453
  08/31/93      577.778             189.798           184.703
  09/30/93      555.556             195.402           189.665
  10/29/93      733.334             198.632           194.211
  11/30/93      911.111             192.703           188.519
  12/31/93      888.889             198.074           194.083
  01/31/94      955.556             204.080           200.595
  02/28/94      933.334             202.222           198.583
  03/31/94      888.889             189.777           184.813
  04/29/94      888.889             187.319           180.567
  05/31/94     1000.000             187.797           179.200
  06/30/94      933.334             180.951           170.456
  07/29/94      888.889             184.661           174.932
  08/31/94     1200.000             196.415           186.853
  09/30/94     1177.778             195.915           187.371
  10/31/94     1355.556             199.694           192.802
  11/30/94     1088.889             193.068           186.563
  12/30/94     1300.000             193.667           186.089
  01/31/95     1222.223             194.801           185.644

The index level for all series was set to 100.0 on 1/31/90

       The Company selected the indices set forth in the Performance Graph above, rather than the S&P 500 Index and a peer group index, for two reasons. The Company's market capitalization is closer to the average market capitalization of the corporations in the CRSP Indices, and there is no published peer group index which includes corporations engaged in the Company's principal business segment, high volume video tape reproduction. Accordingly, the CRSP Index for NASDAQ Non-Financial Stocks is a more meaningful comparison.



                   [Balance of page intentionally left blank.]

SUMMARY COMPENSATION TABLE

      The following table sets forth the cash and noncash compensation for each of the last three fiscal years ended January 31 earned by or awarded to the Chief Executive Officer of the Company and the other executive officer of the Company who had annual salary and bonus compensation during the last fiscal year in excess of $100,000.

                                    ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                                    -------------------                             ----------------------
                                                                               AWARDS                PAYOUTS
                                                                               ------                -------
                                                                                       SECURITIES
                                                                        RESTRICTED     UNDERLYING
NAME AND PRINCIPAL                                   OTHER ANNUAL       STOCK          OPTIONS       LTIP        ALL OTHER
   POSITION           YEAR     SALARY    BONUS(1)    COMPENSATION(2)    AWARDS(3)      SARS(4)       PAYOUTS     COMPENSATION(3)
- - - - ------------------    ----     ------    --------    ---------------    ----------     ----------    -------     ---------------

E. David Willette     1995    $166,740    $34,325        $1,785             -0-            -0-         -0-             -0-
President and Chief   1994     163,574     23,634         1,887             -0-           38,025       -0-             -0-
Executive Officer     1993     158,632     41,642         2,224             -0-            -0-         -0-             -0-

Donald J. Drapeau     1995    $105,933    $24,107        $4,800             -0-            -0-         -0-           $1,057
Vice President and    1994     104,213     25,051         4,800             -0-            7,500       -0-            1,044
General Manager,      1993      98,068     23,178         4,800             -0-            -0-         -0-             -0-
Vaughn Duplication
Services

- - - - ------------------------
(1) Includes the following amounts awarded under the Company's Performance Incentive Compensation Program described in the Compensation Committee Report on Executive Compensation which the named executive officers elected to apply to reduce the Original Option Prices of their respective NSOs under the Company's 1990 Discounted Stock Option Plan:
      Mr. Willette - $17,000 in fiscal 1995, $12,317 in fiscal 1994, and $16,000 in fiscal 1993; and Mr. Drapeau - $9,105 in fiscal 1995, $14,336 in fiscal 1994 and $13,399 in fiscal 1993.

(2) The amounts shown are the amounts of perquisites and other personal benefits received by the named executive officers in fiscal years 1993 through 1995.

(3) No awards of restricted stock have been made to the Company's executive officers during the last three fiscal years.

(4) No stock appreciation rights ("SARS") have been granted to the Company's executive officers during the last three fiscal years and no SARS were outstanding on January 31, 1995.

(5) The amounts shown are Company contributions to the respective 401(k) Plan accounts of the Company's named executive officers.

OPTION GRANTS AND EXERCISES

      The following tables summarize for fiscal 1995 the option grants and exercises to or by the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at January 31, 1995.
 No SARs have been granted since 1985, nor were any SARs exercised or outstanding during or at the end of fiscal 1995. The terms and conditions of the ISOs and NSOs under the Company's stock option plans are summarized in the Compensation Committee Report on Executive Compensation.


                                                   OPTION GRANTS IN FISCAL 1995
                                                   ----------------------------
                                                                                               POTENTIAL REALIZABLE
                                            % OF TOTAL                                         VALUE  AT ASSUMED
                           NUMBER OF        OPTIONS                                            ANNUAL RATE OF STOCK
                           SECURITIES       GRANTED TO                                         PRICE APPRECIATION
                           UNDERLYING       EMPLOYEES                                          FOR OPTION TERM
                           OPTIONS          IN FISCAL        EXERCISE      EXPIRATION          ---------------------
      NAME                 GRANTED          YEAR              PRICE           DATE           0%         5%         10%
- - - - ------------------         ----------       -----------      ---------     -----------       --         --         ---
E. David Willette             -0-
Donald J. Drapeau             -0-




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                                      17


                AGGREGATED OPTION EXERCISES IN FISCAL 1995 AND VALUE AT 1/31/95
                ---------------------------------------------------------------

                                                            NUMBER OF
                                                            SECURITIES
                                                            UNDERLYING            VALUE OF UNEXERCISED
                       SHARES                               OPTIONS AT            IN-THE-MONEY OPTIONS
                       ACQUIRED                             1/31/95               AT 1/31/95
                       ON                VALUE              EXERCISABLE(E)        EXERCISABLE(E)
       NAME            EXERCISE          REALIZED           UNEXERCIABLE(U)       (UNEXERCIABLE(U)
- - - - -----------------      ---------         --------           ---------------       ----------------------
E. David Willette         -0-                                   277,077 E               $1,466,556 E
                                                                  6,833 U               $   25,624 U

Donald J. Drapeau        12,000           $65,331                32,000 E               $  157,125 E
                                                                  2,500 U               $    9,375 U



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                                    18

                                   PROPOSAL 2
                      TO APPROVE THE 1995 STOCK OPTION PLAN

      ADOPTION AND PURPOSE. The Company's 1995 Stock Option Plan was adopted by the Board of Directors on April 18, 1995 (as described in this Proposal, the "Plan"). The Plan is intended to provide a means, by offering options for up to 200,000 shares of the Company's authorized but unissued or reacquired Common Stock as incentives to selected management and other key employees of the Company, and the Company's direct or indirect majority owned subsidiaries, to attract and retain persons to such positions of ability and motivate them to advance the interests of the Company. The persons eligible to participate in the Plan may also be participants in one or more of the Company's several other stock option plans described under "Executive Compensation" above.

      GENERAL DESCRIPTION. It is presently intended that substantially all of the options granted under the Plan will be incentive stock options eligible for the favorable federal income tax consequences provided pursuant to Section 422 of the Internal Revenue Code described under "Tax Consequences" below. The Plan is being submitted to the Company's Shareholders for approval in accordance with said Section 422. The remaining options which may be granted under the Plan will be nonstatutory options not qualifying under said Section 422 or other similar provisions of the Internal Revenue Code. The federal income taxation of the nonstatutory options is also described under "Tax Consequences" below.

      The last sale price of the Company's Common Stock on the NASDAQ, National Market on May 2, 1995 was $6.375 per share. No options to date have been granted under the Plan.

      If the Shareholders approve this Proposal, the Company intends to register with the Securities and Exchange Commission the 200,000 shares reserved for issuance pursuant to the exercise of the options which may be granted under the Plan. If the Shareholders do not approve this Proposal, the Plan and all options theretofore issued under the Plan, if any, will terminate without further force or effect.

      ADMINISTRATION AND ELIGIBILITY. The Plan is administered by the Compensation Committee of the Company's Board of Directors (the "Committee") comprised of three non-employee directors who are not eligible to participate in any Company stock plan other than the 1990 Non-Employee Directors Stock Option Plan described under "Compensation of Directors" above. The Committee will determine the optionees to whom, and the number of shares for which, incentive stock options and/or non-statutory options will be granted under the Plan. The Committee may consider any factors, including any recommendations of the Company's Chief Executive Officer, which it deems relevant to select and motivate those persons who it determines have contributed materially to the success of the Company or are in a position to contribute materially to the future success of the Company.

      Because the employees who may participate in the Plan in the future and the amount of their options are determined by the Committee in its discretion, it is not possible to state the names or positions of, or the number of options that may be granted to, the Company's officers or other employees in the future. There are currently approximately 40 employees (including the four officers of the Company named under "Executive Officers" above) who may be eligible to participate in the Plan. There is no limitation in the Plan as to the number of employees who are eligible to receive options. No participant may receive options under the Plan in any fiscal year of the Company which, when added to all other options granted to the employee during the fiscal year under any of the Company's other stock option plans, would exceed 50,000 shares of the Company's Common Stock (such number subject to adjustment for stock dividends, stock splits and the like).

      TYPES OF OPTIONS GRANTED.  Options granted under the Plan may be either
(i) options which qualify as incentive stock options under Section 422 of the Internal Revenue Code, and/or (ii) nonstatutory options which do not qualify as incentive stock options under Section 422 of the Code. Incentive stock options granted under the Plan will generally have an exercise price equal to 100% of the fair market value of the Company's Common Stock as of the date of grant. No incentive stock option may be granted to any individual who owns more than 10% of the Common Stock of the Company (see "Voting Securities and Principal Holders Thereof" above), unless (i) the option exercise price is at least 110% of the fair market value of the Common Stock as of the date of grant and (ii) the option terminates five years after the date of grant. It is intended that all other options granted under the Plan will have option terms of seven years. Nonstatutory options granted under the Plan must have an exercise price of at least 85% of the fair market value of the Common Stock as of the date of grant.

      One-fifth (1/5) of the total number of shares initially covered by each option granted under the Plan vests and becomes exercisable on a year-to-year cumulative basis commencing with the date of grant, except that the option is not exercisable for a period of six months after the date of grant. The option price shall be paid at the time of written exercise and, at the optionee's election, may be paid in cash and/or by surrender to the Company of shares of the Company's Common Stock already owned by the optionee valued at the fair market value of the Common Stock on the date of exercise. The Compensation Committee may also permit an optionee to utilize a so-called "cashless exercise" procedure to exercise an option through a national bank or trust company or brokerage firm which is a member of the National Association of Securities Dealers, wherein any or all of the shares the optionee is entitled to receive on exercise is sold by such institution, and the exercise price for the shares purchased is credited to the Company's account with the balance of the proceeds of sale, less all expenses and interest charges, credited to the optionee's account.

      Options granted under the Plan are nontransferable, except at death, and during the optionee's life may be exercised only by the optionee. If the optionee, until such time continuously employed by the Company or its subsidiaries, is terminated by reason of death or disability or retires at or after age 65, the option, to the extent not previously exercised, may be exercised in whole or in part during the balance of the option term without regard to the annual exercise vesting requirements (described above), except that an incentive stock option may be exercised only within three months after termination of employment by reason of such event and shall thereupon expire, unless the optionee shall die during such period or while employed in which case the option may be exercised within twelve months after the death of the optionee. If the optionee's employment terminates for any other reason, the option shall be exercisable according to its terms, but shall expire sixty days after the date the optionee's employment terminates.

      ADJUSTMENTS, TERMINATION AND AMENDMENT. The Plan provides for equitable share and price adjustments in the event of a stock dividend, stock split or similar change in the Company's capitalization. The Plan will terminate on April 17, 2005, unless sooner terminated by the Company's Board of Directors, or unless all shares reserved for issuance have been issued prior to that time. Options then outstanding will remain in effect until exercise or expiration.

      The Company's Board of Directors may amend the Plan at any time as determined to be in the best interests of the Company, including any amendment to terminate the Plan. The Board may not, however, without Shareholder approval, increase the maximum number of shares subject to the Plan or restrict the class of persons eligible to be granted options under the Plan.

      MISCELLANEOUS. If any option granted under the Plan shall for any reason lapse, terminate, expire or be canceled without having been exercised in full, the shares not purchased under such option will again be available for purposes of grants under the Plan.

      The Plan is not qualified under Section 401 of the Internal Revenue Code. In addition, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

      TAX CONSEQUENCES. The following discussion of tax consequences is meant for general information purposes only and should not be construed as tax advice to or by any individual. The federal income tax consequences of an employee's participation in the Plan are dependent on the particular tax situation of each individual and are subject to change.

      Taxation of Incentive Stock Options:

      No income will be realized by an employee upon either the grant or exercise of an option intended to qualify under the Plan as an incentive stock option described in Section 422 of the Internal Revenue Code. Upon the exercise of an incentive stock option, however, if the fair market value of the shares of Common Stock received ("Incentive Option Stock"), calculated as of the date of exercise of the option, exceeds the option price, then such excess (the "Bargain Element") will constitute an adjustment for purposes of the alternative minimum tax under Section 55 of the Internal Revenue Code. Such adjustment may result in the imposition of the alternative minimum tax. If Incentive Option Stock is disposed of by an employee after (a) a two-year period beginning on the date the incentive stock option was granted and (b) a one-year period beginning on the date the incentive stock option is exercised ("Required Holding Periods"), then any gain or loss realized upon such disposition will be treated as a long-term capital gain or loss.

      If Incentive Option Stock is disposed of prior to the end of either of the Required Holding Periods, the employee will realize ordinary income in an amount equal to the lesser of: (a) the Bargain Element, or (b) the amount realized upon the disposition of the Incentive Option Stock minus the option exercise price. In the case of a disposition in the same calendar year as the exercise of the incentive stock option, the Bargain Element will not constitute an adjustment under the alternative minimum tax. If such disposition is by sale, the employee may also realize capital gain, in the amount of the excess (if any) of the amount realized from the sale over the fair market value of the Incentive Option Stock on the date of exercise of the incentive stock option.

      In general, there will be no federal tax consequences to the Company upon the grant or exercise of an incentive stock option. However, if an employee sells Incentive Option Stock before the end of the Required Holding Periods, the Company will be entitled to a federal income tax deduction in an amount equal to the ordinary income, if any, recognized by the employee.

      Taxation of Nonstatutory Options:

      No income will be realized by an employee upon the grant of a nonstatutory option under the Plan which is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code. Upon the exercise of any such option, the amount by which the fair market value of the shares of Common Stock received ("Non-Incentive Option Stock") exceeds the option price will be taxed as ordinary income to the employee. Upon subsequent sales of Non-Incentive Option Stock, an employee may realize short-term or long-term capital gain or loss, depending upon the holding period of the shares, measured by the difference between the selling price and the tax basis of the shares sold. If the option price is paid in cash, the tax basis for this purpose will be the sum of the exercise price and any income recognized by the employee as a result of such exercise.

      In general, there will be no federal tax consequences to the Company upon the grant of a nonstatutory stock option under the Plan or upon the sale by the employee of shares acquired from the exercise of a nonstatutory option. However, upon the exercise of such an option, the Company will be entitled to a federal income tax deduction in an amount equal to the ordinary income, if any, recognized by the employee.

      Exercise with Previously Owned Shares:

      If an optionee pays the option exercise price of a nonstatutory or incentive stock option with previously owned shares of the Company's Common stock (a right available under the Plan) and the transfer of the payment shares to the Company is not a disqualifying disposition (i.e., does not occur before the Required Holding Periods have expired), the shares received equal in number to the number of payment shares surrendered are treated as having been received in a tax-free exchange. The shares received in excess of the number of payment shares surrendered will not be taxable, if an incentive stock option is being exercised, but will be taxable as ordinary income to the extent of their fair market value, if a nonstatutory option is being exercised. If the use of previously acquired incentive stock option shares to pay the exercise price of another incentive stock option constitutes a disqualifying disposition of the payment shares (because the Required Holding Periods have not expired), the tax results are as described in the preceding paragraph.

      Withholding:

      Amounts described as being treated as ordinary income to the employee, whether from a disqualifying disposition of Incentive Option Stock or from the exercise of a non-statutory option, are subject to withholding. To comply with the legal requirement to withhold, the Company may withhold additional amounts from compensation otherwise due the employee or require a cash payment by the employee sufficient to satisfy the withholding requirement.

      APPROVAL. THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE 1995 STOCK OPTION PLAN. The proxy solicited by the board of directors will be voted FOR approval of the Plan, unless otherwise indicated. Assuming the presence of a quorum, the affirmative vote of a majority of the shares present, or represented by proxy, and entitled to vote at the meeting is necessary to approve the Plan.

                          TRANSACTIONS WITH MANAGEMENT

E.D. WILLETTE STOCK PUT REDEMPTION AGREEMENT, INCLUDING CHANGE OF CONTROL PROVISION

      Pursuant to a Stock Put Redemption Agreement between the Company and E. David Willette dated August 27, 1986, as amended and restated June 24, 1992, the Company has agreed to redeem shares of Common Stock having a value of up to $1,500,000 from Mr. Willette's estate, following his death, or, unless the Company's Board of Directors determines such redemption is not in the Company's best interests, from Mr. Willette directly, if any purchaser other than Mr. Willette (referred to as an "Interested Shareholder") should acquire beneficial ownership of more than 20% of the Company without Board approval. (See "Voting Securities and Principal Holders Thereof.")

      The put option to require or request redemption by the Company may be exercised at any time up to one year after the date of the event giving rise to the option. The per share redemption price, in the event of Mr. Willette's death, will be the greater of the fair market value or book value of the Common Stock at the time of his death. The per share redemption price, in the event an Interested Shareholder acquires more than 20% of the Company, will be the greater of fair market value, the highest price paid by the Interested Shareholder, or a multiple of ten (10) times the Company's last year net pre-tax earnings per share. Any redemption from Mr. Willette's estate will be paid out of the proceeds of a $1,500,000 life insurance policy which the Company is required to carry on Mr. Willette's life.

      The Company entered into the Stock Put Redemption Agreement with Mr. Willette to induce him to continue his employment with the Company and to permit an orderly disposition of shares which may be held by his estate. The Agreement, as amended and restated, is also designed to encourage purchasers seeking to acquire control of the Company to first negotiate with the Board arrangements which are fair to all shareholders.

      Since the Agreement is designed in part to discourage accumulations of large amounts of stock by such purchasers, the Agreement could tend to reduce temporary increases in the market price of the Company's stock that could be caused thereby. As a result, shareholders could be deprived of certain opportunities to sell their shares at temporarily higher market prices. The Board believes protecting its ability to negotiate with an Interested Shareholder seeking to change control of the Company is preferable to discouraging such a proposal.

      The Stock Put Redemption Agreement is subject to termination upon the occurrence of a number of events, including the bankruptcy or insolvency of the Company, cessation of business, voluntary termination of employment by Mr. Willette prior to age 60 or involuntary termination by the Company for cause.

ACQUISITION OF CENTERCOM FROM JEFFREY JOHNSON AND ROBERT HARMON AND RELATED TRANSACTIONS

      Pursuant to a Stock Purchase Agreement of even date (the "Centercom Purchase Agreement"), on April 4, 1995, the Company acquired by purchase all of the capital stock of Centercom, Inc., a Wisconsin corporation, and Centercom South, Inc., a Florida corporation, (collectively "Centercom"). Centercom is a national video tape duplication company with duplication facilities in Milwaukee, Wisconsin, Chicago, Illinois and Tampa, Florida. Except for specific customer identity and geographic concentration, Centercom's business is substantially similar to the video tape duplication business of the Company's Vaughn Communications Division of which Centercom has become a part.

      Centercom's two equal former shareholders are Jeffrey Johnson and Robert Harmon. Pursuant to the Centercom Purchase Agreement, on April 4, 1995, the Company's Board of Directors elected Messrs. Johnson and Harmon to two newly created directorships on the Company's Board (and the Audit Committee thereof) (see "Election of Directors" and "Certain Information Regarding the Board of Directors and the Committees Thereof" above).

      The purchase price for the capital stock of Centercom was $6,420,000, paid equally to Messrs. Johnson and Harmon. The Company paid $5,250,000 cash at closing and issued 180,000 shares of the Company's Common Stock, valued at $6.50 per share ($1,170,000 in the aggregate), equal to the closing sale price of the stock on NASDAQ on April 3, 1995.

      The Centercom Purchase Agreement grants Messrs. Johnson and Harmon certain demand and participatory rights to have any or all of said 180,000 shares registered for resale by them under the Securities Act of 1933. Messrs. Johnson and Harmon have demanded that all such shares be registered. The Company has filed a registration statement therefor with the Securities and Exchange Commission. After the registration statement has become effective, the Company is required to keep it effective until April 4, 1997, or, if earlier, until Messrs. Johnson and Harmon have sold all such shares.

      The Centercom Purchase Agreement also provides that Messrs. Johnson and Harmon will be paid $100,000 each per year for a period of seven years ending April 3, 2002, under consulting and noncompete agreements. These agreements provide that Messrs. Johnson and Harmon will each be on call to provide up to 500 hours of consulting services to the Company during the first year of the agreements and up to 300 hours in each of the six remaining years. Each will also be prohibited from competing with the Company in any geographic location within the United States for the seven-year term of the agreements.

      The Company also entered into two ten-year leases for the video tape duplication facilities owned by a partnership of Messrs. Johnson and Harmon in Milwaukee, Wisconsin. The two leases expire April 3, 2005. One facility totals approximately 22,847 feet at an annual net rent of $146,221. The other adjacent facility totals approximately 15,144 square feet at an annual net rent of $40,132 for the first three years and $53,004 for the remaining seven years. The Company plans to merge its preexisting facilities in Milwaukee into these Centercom facilities. Management of the Company believes that the facilities leased from Messrs. Johnson and Harmon are necessary for its video tape duplication business and that the lease terms and conditions are no less favorable to the Company than could have been obtained from an unrelated third party.

      See "Compensation of Directors" above for a discussion of the option grants to Messrs. Johnson and Harmon on April 4, 1995, under the Company's 1990 Non-Employee Directors Stock Option Plan.

                        SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has selected Ernst & Young LLP as the auditors of the Company's financial statements for the fiscal year ending January 31, 1996. Ernst & Young LLP, or a predecessor thereof, has audited the Company's financial statements for a number of years and has no direct or indirect financial interest in the Company. Representatives of Ernst & Young LLP will be present at the meeting and will be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

      Any shareholder desiring to have an appropriate proposal for action presented at next year's Annual Meeting of Shareholders, now scheduled for June 1996, and who wishes to have it set forth in the Proxy Statement and form of proxy for the meeting, must notify the Company and submit the proposal in writing for receipt at the Company's executive offices noted above not later than January 31, 1996. See SEC Rule 14a-8 for additional applicable requirements and procedures.

      The Board of Directors knows of no matters that will be presented for consideration at the meeting other than those referred to in this Proxy Statement. If any other matter properly comes before the meeting calling for a vote of shareholders, it is intended that the proxies solicited by the Board of Directors will be voted in accordance with the judgment of the persons named in the proxies.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      M. CHARLES REINHART
                                      SECRETARY

Minneapolis, Minnesota
May 19, 1995

                   VAUGHN COMMUNICATIONS, INC.

                            PROXY FOR

          ANNUAL MEETING OF SHAREHOLDERS, June 20, 1995


     The undersigned, revoking all prior proxies, appoints E. David Willette and M. Charles Reinhart, or either of them, as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the Common Stock of Vaughn Communications, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 20, 1995, at The Marquette Hotel, Seventh and Marquette, Minneapolis, Minnesota 55402, commencing at 4:00 p.m., and any adjournment thereof, upon the following matters:

     1.   ELECTION OF DIRECTORS

          ____ For all four nominees listed below (except as marked to the contrary below).

          ____ Withhold authority to vote for all nominees listed below.

          (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

          Robert Harmon, Jeffrey Johnson, Laurence F. LeJeune and Harold G. Wahlquist


     2.   PROPOSAL TO APPROVE THE COMPANY'S 1995 STOCK OPTION PLAN

              ____ FOR          ____ AGAINST      ____ ABSTAIN

     3. SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR OF ANY ADJOURNMENT THEREOF.

(TO EXECUTE YOUR PROXY, PLEASE DATE AND SIGN BELOW, AND RETURN TO THE COMPANY IN THE ENVELOPE PROVIDED.)

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS AND, IF NO CHOICE IS SPECIFIED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE APPROVAL OF THE COMPANY'S 1995 STOCK OPTION PLAN AND IN THE DISCRETION OF THE PROXY HOLDER ON ALL OTHER MATTERS.

Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.


Dated:  ________________,  1995

                              _____________________________________

                              _____________________________________
                              Please sign this proxy exactly as your
                              name appears on your certificate. Joint owners should each sign personally. Trustees and executors and others signing in a representative capacity should indicate the capacity in which they sign.



           APPENDIX TO PROXY STATEMENT DATED MAY 19, 1995